Exhibit 99.1

CloudCommerce and Parscale Creative Announce Merger Agreement

Rapidly growing San Antonio-based provider of enterprise digital marketing services expected to increase the company’s size and presence in the marketplace

SANTA BARBARA, CA – (August 1, 2017) – CloudCommerce, Inc. (CLWD) (the “Company”), a global provider of advanced digital marketing and e-commerce services to leading brands, today announced the execution of a merger agreement under which the Company has acquired 100% of Parscale Creative, Inc. (“Parscale Creative”), a rapidly growing provider of enterprise digital marketing services.

Parscale Creative is comprised of certain assets spun out of Giles-Parscale, Inc., a San Antonio-based firm owned by Brad Parscale and Jill Giles. After closing the transaction today, Parscale Creative was renamed Parscale Digital, Inc. (“Parscale”).

Mr. Parscale, will serve on the CloudCommerce Board of Directors and as a consultant to Parscale to provide strategy, vision and leadership. He will continue to provide digital marketing services to his growing base of political clients through his own separate company. Ms. Giles will serve as an advisor to CloudCommerce and as Creative Director of Parscale and focus on growing the value of its enterprise customers.

Founded by Jill Giles and Brad Parscale in 2011, Giles-Parscale fuses quality digital and experiential design with leading-edge web development and digital marketing strategies, a rare combination of design experience and technical expertise. The firm has earned an exceptional reputation for creating highly effective experiential marketing solutions for clients that range from Universal Studios and the San Antonio River Walk to UTSA and the Stock Show & Rodeo.

Giles-Parscale was responsible for all the digital marketing activities of the Donald J. Trump for President campaign and online fundraising efforts. In 2016, Mr. Parscale was officially named Digital Media Director for the Donald J. Trump for President campaign.

Mr. Parscale began working for the Donald J. Trump Organization in 2011, providing website development, design and digital media strategy for Trump International Realty, and subsequently working on projects for Trump Winery and the Eric Trump Foundation.

The consideration for the acquisition of Parscale Creative was $9,000,000 paid in the form of ninety thousand (90,000) shares of the Company’s Series D Preferred Stock, with a stated value of $100 per share. Each one (1) share of Series D Preferred Stock is convertible into two thousand five hundred (2,500) shares of the Company’s common stock.

Today, CloudCommerce also entered into a definitive agreement to acquire a second company – Parscale Media, LLC (Parscale Media) – a managed hosting solutions provider owned by Mr. Parscale. For over a decade, Parscale Media has provided its customers with advanced managed hosting solutions. The technical experience required to architect, build and manage rapidly scaling websites with increasing demand for security has been their focus since their inception. Parscale Media has over 500 customers, many of which will require digital marketing services from Parscale.

Under the supervision of Mr. Parscale, CloudCommerce will manage the day-to-day operations of Parscale Media until the transaction closes. After the closing, it is anticipated that Mr. Parscale will continue to provide valuable support to CloudCommerce and the hosting business. The closing of this transaction is subject to CloudCommerce’s satisfactory review of the operations and audit of financial and corporate records.

These transactions will mark the second and third acquisitions in CloudCommerce’s previously announced growth-by-acquisition strategy. The strategy is aimed at providing comprehensive digital solutions for its customers and strengthening the company’s position and footprint in the industry.

“These acquisitions are transformational for our company,” said Andrew Van Noy, CEO of CloudCommerce, Inc. “Adding these businesses allows us to provide end-to-end holistic and digital marketing solutions for our customers, and brings us an experienced team that will help drive significant future growth. Brad and Jill have done a terrific job creating a trusted brand in the digital marketing and web solutions industry, and we feel very privileged to be working with them.”

Mr. Parscale commented, “I’m very excited for my staff and clients to have this great opportunity to take Parscale to even new heights. For nearly two decades my companies have helped clients meet their marketing and business goals. This merger brings even more possibilities and takes us from not just being the best digital and creative shop in San Antonio but now competitive across the entire nation.”

In addition to maximizing internal growth, CloudCommerce intends to continue seeking out additional companies to acquire in an effort to form a global family of digital services and solutions to help leading brands successfully conduct business in the cloud.

About CloudCommerce

CloudCommerce, Inc. (CLWD) provides advanced e-commerce services to leading brands. Our customers depend on us to help them compete effectively in the $1.6 trillion worldwide e-commerce market. Our comprehensive services include: (1) development of highly customized and sophisticated online stores, (2) real-time integration to other business systems, (3) digital marketing and data analytics, (4) complete and secure site management, and (5) integration to physical stores. Our goal is to become the industry leader by rapidly increasing the number of customers who regularly depend on us and by acquiring other rapidly growing e-commerce service providers. To learn more about CloudCommerce, please visit www.cloudcommerce.com.

Forward-Looking Statements

Matters discussed in this shareholder letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Contact:

CloudCommerce, Inc.

Tel: 805-964-3313

communications@cloudcommerce.com